Exhibit 12.1

                              KANSAS CITY SOUTHERN
                            AND SUBSIDIARY COMPANIES
                       COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                        AS OF DECEMBER 31ST                      AS OF JUNE 30TH
                                                        -----------------------------------------------------    ------------------
                                                          1998        1999       2000       2001       2002       2003       2002
                                                        ---------    -------    -------    -------    -------    -------    -------
Pretax income/(loss) from continuing operations,
excluding equity in earnings of unconsolidated
affiliates                                                $ 68.0      $12.0      $(2.0)     $ 6.8      $20.7        $0.6      $15.0

Interest Expense on Indebtedness                            59.6       57.4       65.8       52.8       45.0       23.2       21.8

Portion of Rents Representative of an Appropriate
Interest Factor                                             20.0       18.0       19.4       18.9       18.3        9.5        9.1

Distributed income of equity investments                     5.0       -           5.0        3.0       -          -          -

                                                        ---------    -------    -------    -------    -------    -------    -------
Income (Loss) as Adjusted                                 $152.6      $87.4      $88.2      $81.5      $84.0      $33.3      $45.9
                                                        ---------    -------    -------    -------    -------    -------    -------


Fixed Charges:

Interest Expense on Indebtedness                           $59.6      $57.4      $65.8      $52.8      $45.0      $23.2      $21.8

Capitalized Interest                                       -           -          -           4.2        1.7       -           1.7

Portion of Rents Representative of an Appropriate
Interest Factor                                             20.0       18.0       19.4       18.9       18.3        9.5        9.1

Preferred Security Dividend                                  0.4        0.4        0.4        0.4        0.4        2.3        0.2

                                                        ---------    -------    -------    -------    -------    -------    -------
    Total Fixed Charges                                    $80.0      $75.8      $85.6      $76.3      $65.4      $35.0      $32.8
                                                        ---------    -------    -------    -------    -------    -------    -------

RATIO OF EARNINGS TO FIXED CHARGES                          1.91       1.15       1.03       1.07       1.28       0.95       1.40
                                                        =========    =======    =======    =======    =======    =======    =======



Note: Excludes amortization expense on debt discount due to immateriality.

The ratio of earnings to fixed charges for June 30, 2003 would have been 1:1 if a deficiency of $1.7 million was eliminated.